SUPPLEMENTAL DEFERRED COMPENSATION PLAN

FOR SELECT EXECUTIVE EMPLOYEES OF

OLD NATIONAL BANCORP AND SUBSIDIARIES

(As Amended and Restated Effective as of January 1, 2003)

SUPPLEMENTAL DEFERRED COMPENSATION PLAN
FOR SELECT EXECUTIVE EMPLOYEES OF
OLD NATIONAL BANCORP AND SUBSIDIARIES

TABLE OF CONTENTS

ARTICLE	PAGE

INTRODUCTION		1
I DEFINITIONS		1
1.1 “Adjustment”	1
1.2 “Board”	1
1.3 “Code	1
1.4 “Committee”	1
1.5 “ Compensation” 1
1.6 “ Disabled” or “Disability” 2
1.7 “ Effective Date” 2
1.8 “Employee”	2
1.9 “Employer”	2
1.10 “Individual Account” 2
1.11 “Participant”	2
1.12 “Participant Salary Deferral
Contributions”	2
1.13 “Participant Salary Deferral
Contributions Account” 2
1.14 “Plan”	2
1.15 “Plan Year”	2
1.16 “Savings Plan”	3
1.17 “Subsidiary” or “Subsidiaries” 3
1.18 “Supplemental Employer
Contributions”	3
1.19 “Supplemental Employer
Contributions Account” 3
1.20 “Supplemental Employer
Matching Contributions”
1.21 “Supplemental Employer
Matching Contributions Account” 3

II ELIGIBILITY AND PARTICIPATION	3

III CONTRIBUTIONS AND ALLOCATIONS		4
3.1 Participant Salary Deferral
Contributions	4
3.2 Compensation Deferral Agreement	5
3.3 Supplemental Employer
Contributions	6
3.4 Allocation of Adjustments	7
ARTICLE	PAGE

IV    INVESTMENT OF CONTRIBUTIONS                                                            7

4.1  Investment Credits                                               7

4.2  Crediting of Adjustments                                         8

4.3  Notification to Participants                                     8

4.4  Unsecured Contractual Rights                                     8

V DISTRIBUTIONS		8
5.1 Time of Payment of Benefits	8
5.2 Methods of Payment	9
5.3 Death of the Participant and Beneficiary Designation	10
5.4 Suspension of Distributions on Insolvency of Employer	11
5.5 Suspension of Installment Distributions Upon Reinstatement 11

VI PLAN ADMINISTRATION		11
6.1 Appointment of the Committee	11
6.2 Powers and Responsibilities of the
Committee	11
6.3 Liabilities	12
6.4 Claims and Review Procedure	12

VII    AMENDMENT AND TERMINATION OF THE PLAN                                   16

7.1  Amendment of the Plan                                  16

7.2  Termination of the Plan                                16

VIII MISCELLANEOUS		16
8.1 Governing Law	16
8.2 Headings and Gender	16
8.3 Participant’s Rights; Acquittance	16
8.4 Spendthrift Clause	16
8.5 Counterparts	17
8.6 No Enlargement of Employment
Rights	17
8.7 No Guarantee	17
8.8 Limitations on Liability	17
8.9 Incapacity of Participant or
Beneficiary	17
8.10 Corporate Successors	17

SIGNATURES	19

INTRODUCTION

Effective January 1, 2003, Old National Bancorp (the “Employer”) adopts the second amended and restated Supplemental Deferred Compensation Plan for Select Executive Employees of Old National Bancorp and Subsidiaries (the “Plan”), as set forth herein. The first amended and restated Plan was previously adopted effective January 1, 2000.

The purpose of this Plan, (which was originally effective August 1, 1987 and formerly known as the Supplemental Deferred Compensation Plan for Select Employees of Old National Bancorp and Participating Employers, and which was previously amended and restated effective July 1, 1994, and which was further amended by an Amendment One effective January 1, 1997) is to permit a select group of management or highly compensated employees of the Employer or its subsidiaries to elect to defer compensation from the Employer or receive contributions from the Employer without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended, on the benefits which may accrue to such employees under the Old National Bancorp Employees’ Savings Plan, the Old National Bancorp Employee Stock Ownership Plan, and the Old National Bancorp Employees’ Retirement Plan. It is the intention of the Employer that the Plan shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS

Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

1.1 “Adjustment” means the hypothetical net increases and decreases in the combined market values of the subaccounts which comprise the Individual Account of each Participant as described in Article IV.

1.2 “Board” means the Board of Directors of Old National Bancorp.

1.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.4 “Committee” means the Compensation Committee of the Board, or a duly authorized officer of the Employer empowered by such Committee to act on its behalf, responsible for administering the Plan, as described in Section 6.2

1.5 “Compensation”, for the purposes of this Plan, means the Participant’s Compensation as defined in and calculated for purposes of the Savings Plan for the same calendar year without regard to any limitations on the amount of such Compensation imposed on such Savings Plan by Code Section 401(a)(17).

1.6 “Disabled” or “Disability” means the physical or mental condition arising after the original date of employment of the Participant which totally and permanently prevents the Participant from engaging in any occupation or employment for remuneration or profit, except for the purpose of rehabilitation not incompatible with a finding of total and permanent disability. The Committee shall be the sole and final judge of Disability within the meaning of the Plan, after consideration of such evidence as it may require, including the reports of such physician or physicians as it may designate.

1.7 “Effective Date” of the Plan means August 1, 1987; the effective date of this second amended and restated Plan is January 1, 2003.

1.8 “Employee” means any person who is employed by the Employer or a Subsidiary.

1.9 “Employer” means Old National Bancorp and its Subsidiaries.

1.10 “Individual Account” means the individual account maintained for each Participant in accordance with the terms of the Plan. Such Individual Account is comprised of whichever of the following sub-accounts are applicable to a particular Participant: Supplemental Employer Matching Contributions Account, Supplemental Employer Contributions Account and Participant Salary Deferral Contributions Account.

1.11 “Participant” means a salaried executive Employee of the Employer or its Subsidiaries who is designated by the Committee as a Participant pursuant to the provisions of Article II of the Plan.

1.12 “Participant Salary Deferral Contributions” means contributions made to the Plan pursuant to Section 3.1 by the Employer, at the election of the Participant, in lieu of cash Compensation, under a Compensation Deferral Agreement between the Participant and the Employer. Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.13 “Participant Salary Deferral Contributions Account” means that portion of a Participant’s Individual Account attributable to:

(a)	Participant Salary Deferral Contributions allocated to such Participant pursuant to Section 3.1; and

(b)	the Participant’s proportionate share, attributable to his Participant Salary Deferral Contributions Account, of the Adjustments, reduced by any distributions from such account pursuant to Article V.

1.14 “Plan” means the Supplemental Deferred Compensation For Select Executive Employees of Old National Bancorp and Subsidiaries.

1.15 “Plan Year” means the twelve (12) month period beginning January 1 and ended December 31.

1.16 “Savings Plan” means the Old National Bancorp Employees’ Savings Plan, as amended from time to time (formerly known as the Employees’ Savings and Profit Sharing Plan of Old National Bancorp).

1.17 “Subsidiary” or “Subsidiaries” means any corporation more than fifty percent (50%) of whose total combined voting stock of all classes is held by the Employer or by another corporation qualifying as a Subsidiary within this definition.

1.18 “Supplemental Employer Contributions” means contributions made to the Plan by the Employer for the Plan Year, at the discretion of the Employer, in accordance with the provisions of Section 3.3(b) and allocated to a Participant’s Individual Account. Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.19 “Supplemental Employer Contributions Account” means that portion of a Participant’s Individual Account attributable to:

(a)	Supplemental Employer Contributions allocated to such Participant pursuant to Section 3.3(b); and

(b)	the Participant’s proportionate share, attributable to his Supplemental Employer Contributions Account, of the Adjustments, reduced by any distributions from such account pursuant to Article V.

1.20 “Supplemental Employer Matching Contributions” means contributions made to the Plan by the Employer for the Plan Year in accordance with the provisions of Section 3.3(a) and allocated to a Participant’s Individual Account by reason of the Participant’s Salary Deferral Contributions contributed to the Plan pursuant to Section 3.1(a). Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.21 “Supplemental Employer Matching Contributions Account” means that portion of a Participant’s Individual Account attributable to:

(a)	Supplemental Employer Matching Contributions allocated to such Participant pursuant to Section 3.3(a); and

(b)	the Participant’s proportionate share, attributable to his Supplemental Employer Matching Contributions Account, of the Adjustments, reduced by any distributions from such account pursuant to Article V.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

A member of a select group of management or highly compensated Employees of the Employer or its Subsidiaries is eligible to become a Participant in the Plan provided such Employee is designated as a Participant by the Committee in writing.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

3.1 Participant Salary Deferral Contributions.

(a)	Amount of Contribution. The Employer shall credit, as Participant Salary Deferral Contributions on behalf of each Participant under the Plan for the Plan Year, such percentage (or dollar amount) of such Participant’s Compensation as is mutually agreed upon between the Participant and the Employer prior to the beginning of each Plan Year. In the case of the initial designation of an Employee as a Participant, however, the Employee may elect to commence Salary Deferral Contributions as of the first day of the first calendar month coincident with or next following the completion of thirty (30) days of employment with the Employer, and such election shall commence with respect to Compensation paid for the first payroll period which begins after the effective date of the election. Such percentage (or dollar amount) shall remain in effect for each Plan Year thereafter until or unless another percentage (or dollar amount) is agreed upon by the Participant and the Employer prior to the beginning of the applicable Plan Year or until the Committee notifies the Participant that the Participant is no longer eligible for contributions under this Section 3.1

(b)	Limit on Contributions. The maximum percentage of a Participant’s Compensation that may be subject to Participant Salary Deferral Contributions for a Plan Year commencing on or after January 1, 2000, shall not exceed twenty-five percent (25%) of such Participant’s Compensation for such Plan Year. It is noted that, pursuant to subsection (d), for any Plan Year commencing on or after January 1, 2000, a Participant may defer up to Seventy-Five Percent (75%) of any annual bonus under the Old National Bank Executive Short Term Incentive Plan (“Short Term Incentive Plan”). As a result, the twenty-five percent (25%) percentage of compensation limitation on Participant Salary Deferral Contributions shall be calculated by the Committee without regard to any bonus paid under such plan.

(c)	Timing of Contributions. Participant Salary Deferral Contributions made for the benefit of a Participant for any Plan Year shall be made to the Participant’s Salary Deferral Contributions Account not less often than once per calendar quarter.

(d)	Deferral of Bonuses Under Short Term Incentive Plan. In addition to the Participant Salary Deferral Contributions described in subsection (a) and notwithstanding the limitations on the amount of Salary Deferral Contributions imposed by subsection (b), for each Plan Year commencing on or after January 1, 2000, the Employer shall also credit, as a Salary Deferral Contribution, such whole percentage, not to exceed Seventy-Five Percent (75%), of a Participant’s annual bonus under the Short Term Incentive Plan as is mutually agreed upon between the Participant and the Employer. The Participant must specify, in a Bonus Deferral Agreement provided by the Committee, the whole percentage, not to exceed Seventy-Five Percent (75%), of the annual bonus to be treated as a Salary Deferral Contribution, including any changes to such percentage, no later than December 31 of the calendar year prior to the calendar year during which such bonus becomes due and payable under the Short Term Incentive Plan. In the event the Participant fails to specify the foregoing percentage prior to any Plan Year the percentage for such Plan Year shall be deemed to be zero percent (0%). All Salary Deferral Contributions under this subsection (d) shall be made on a Bonus Deferral Agreement prescribed by the Committee, which agreement may be either separate from or a component of the Compensation Deferral Agreement described in Section 3.2. That portion of a bonus which is treated as a Salary Deferral Contribution for a Plan Year shall be credited to a Participant’s Salary Deferral Contributions Account as of the time prescribed for the payment of annual bonuses under the Short Term Incentive Plan.

3.2 Compensation Deferral Agreement. As a condition to the Employer’s obligation to credit Participant Salary Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must execute a Compensation Deferral Agreement with the Employer on such forms as shall be prescribed by the Committee, a copy of which is attached hereto as Exhibit One, in which it is agreed that the Employer will withhold payment of a portion of the Participant’s Compensation and shall credit such amount withheld to the Participant’s Individual Account at the times set forth in the Plan. Except as otherwise provided in Section 3.1(a), in the case of a Participant’s initial year of participation under the Plan, the Compensation Deferral Agreement for any Plan Year must be executed and delivered by the Participant and the Employer prior to the first day of the Plan Year to which the Compensation Deferral Agreement relates.The Participant’s election to defer a portion of his Compensation each year shall be irrevocable once made, except that the Committee, in its sole discretion, may waive the Participant’s election to defer Compensation if the Participant has suffered an unforeseeable emergency which results in a severe financial hardship. Such waiver shall apply to the portion of the Plan Year remaining after the Committee’s determination that the Participant has suffered a severe financial hardship. The effective date of the waiver shall be fixed by the Committee after application by the Participant under such procedures as may be fixed by the Committee. The Participant’s application shall include a signed statement of the facts causing financial hardship and any other facts required by the Committee in its discretion. For the purposes of this Section 3.2, an unforeseeable emergency is a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in IRC Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case; however, the Committee shall not grant any waiver of a Participant’s deferral election to the extent that his hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of salary deferral contributions under the Savings Plan. An unforeseeable emergency shall not include the need to send the Participant’s child to college or the desire to purchase a home. The foregoing provisions of this paragraph shall also apply to bonuses under the Short Term Incentive Plan which are the subject of a Bonus Deferral Agreement. Any waiver of a bonus deferral must be made by the Committee prior to the time the bonus to which the Bonus Deferral Agreement relates is payable.

3.3 Supplemental Employer Contributions.

(a)	Matching Contributions. The Employer shall make Supplemental Employer Matching Contributions under the Plan for a Plan Year in an amount necessary to match each Participant’s Salary Deferral Contributions of up to four percent (4%) of such Participant’s Compensation, reduced, on a dollar-for-dollar basis, by any matching contributions made with respect to a Participant’s salary deferral contributions under the Savings Plan. The amount of such contributions shall be equal to a specified percentage of such Participant’s Salary Deferral Contributions based upon such Participant’s Vesting Years of Service, as determined under the Old National Bancorp Employee Stock Ownership Plan, in accordance with the following schedule:

Vesting Years of Service	Matching Contribution Percentage
1-4	50%
5-9	75%
10 or more	100%

(b)	Supplemental Employer Contributions. In addition to any Supplemental Employer Matching Contributions made to the Plan under subsection (a), the Employer may, but shall not be required to, make Supplemental Employer Contributions under the Plan in such amount and to the Individual Accounts of such Participants as shall be determined by the Committee, in its sole discretion.

(c)	Timing of Contributions. Supplemental Employer Matching and Supplemental Employer Contributions made for the benefit of a Participant for any Plan Year shall be credited to a Participant’s Supplemental Employer Matching or Supplemental Employer Contributions Account, as the case may be, at the same time(s) as matching and discretionary employer contributions, respectively, are allocated to Participants’ accounts under the Old National Bancorp Employee Stock Ownership Plan.

3.4 Allocation of Adjustments.

(a)	Individual Account. The Committee shall establish and maintain an account to be known as the Individual Account in the name of each Participant, to which the Committee shall credit all amounts allocated to each such Participant pursuant to this Article III. Each Individual Account shall be comprised of whichever of the following subaccounts are applicable to a particular Participant: Supplemental Employer Matching Contributions Account, Supplemental Employer Contributions Account and Participant Salary Deferral Contributions Account.

(b)	Determinations of Adjustments. Following the allocations made pursuant to Sections 3.1 and 3.3, the Committee shall determine the Adjustments for each calendar quarter of the applicable Plan Year pursuant to Section 4.2.

(c)	Allocation of Adjustments. The Adjustments shall be allocated as of each March 31, June 30, September 30 and December 31 to the Individual Accounts of Participants who maintain a credit balance in their Individual Accounts as of any such date.

ARTICLE IV

INVESTMENT OF CONTRIBUTIONS

4.1 Investment Credits.

(a)	For each Plan Year commencing prior to January 1, 2003, the Individual Account of each Participant was credited with the hypothetical increase or decrease in that account resulting from the investment and reinvestment elections made by the Participant pursuant to the Participant Directed Investment option set forth in Section 4.1 of the Plan as in effect prior to January 1, 2003. Effective January 1, 2003, such option is no longer available under the Plan.

(b)	For the Plan Year commencing January 1, 2003, the Individual Account of each Participant shall be credited with the hypothetical increase or decrease in that account resulting from the investment elections made by the Participant pursuant to this sub-section. Effective January 1, 2003, each Participant may elect to hypothetically invest the entirety of his or her Individual Account in one of the following options: (i) a 100% Fixed Income Fund; (ii) a 50% Equity/50% Bond (Balanced) Fund; or (iii) an 80% Equity/20% Bond (Aggressive) Fund. The election as of January 1, 2003, of the Fixed Income Fund by a Participant is irrevocable thereafter. A Participant who elects, as of January 1, 2003, the investment of his or her Individual Account in either the Balanced Fund or the Aggressive Fund may subsequently elect, as of either April 1, 2003 or July 1, 2003, to irrevocably change such election and hypothetically invest the entirety of his or her Individual Account thereafter only in the Fixed Income Fund. Effective October 1, 2003, and regardless of any contrary hypothetical investment election of a Participant prior to such date, the entirety of each Participant’s Individual Account will be automatically transferred to the Fixed Income Fund.

(c)	For each Plan Year commencing on or after January 1, 2004, the Individual Account of each Participant shall be credited with a hypothetical, fixed rate of return as determined by the Committee in its sole and absolute discretion. Prior to each such Plan Year the Committee shall so determine such rate of return which rate shall be in effect for the entirety of the next following Plan year. For example, prior to January 1, 2004 the Committee shall determine the rate of return for the Plan Year commencing January 1, 2004 and ending December 31, 2004. The Committee, in its sole and absolute discretion, may determine the fixed rate of return by using any formula or other methodology it deems prudent and the Committee may, in its sole and absolute discretion, change such formula or other methodology at any time and from time to time as it deems prudent to do so; provided, however, no such change shall be applied retroactively if such application would result in a reduction of the fixed rate of return in effect for any Plan Year.

4.2 Crediting of Adjustments. As of each calendar quarter the Individual Account of each Participant shall be credited with a hypothetical amount of investment earnings for the allocation period then ending equal to the rate of investment earnings in effect for such period multiplied by the sum of (1) the hypothetical balance credited to such Account as of the first day of such period, and (2) the contributions allocated to such Account during such period.

4.3 Notification to Participants. For each Plan Year commencing on or after January 1, 2003, as soon as administratively feasible, and in no event later than the due date of the Participant’s Compensation Deferral Agreement under Section 3.2 for such Plan Year, the Committee shall notify each Participant of the hypothetical fixed rate of return determined for such Plan year by the Committee under Section 4.1.

4.4 Unsecured Contractual Rights. The Plan at all times shall be unfunded and shall constitute a mere promise by the Employer to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Participant nor his designated beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer prior to the time benefits are paid as provided in Article V, including any Compensation deferred hereunder by the Participant. All rights created under this Plan shall be mere unsecured contractual rights of the Participant against the Employer.

ARTICLE V

DISTRIBUTIONS

5.1 Time of Payment of Benefits. All amounts credited to a Participant’s Individual Account, including any Adjustments credited in accordance with Section 4.2, shall be distributed, if payable in a single lump sum, or shall commence to be distributed, if payable in annual installments, in the month of January following the date as of which the Participant incurs a distributable event (as defined herein). Subsequent installments shall be paid each January thereafter until exhausted. For all purposes under the Plan, a distributable event with respect to each Participant shall occur on the earliest of the following dates: (i) the Participant’s death while actively employed, (ii) the date on which the Committee makes a determination that the Participant is Disabled or (iii) the effective date, as determined under the Employer’s standard personnel policies, of the Participant’s termination of employment for any other reason.

5.2 Methods of Payment. A Participant’s Individual Account shall be distributed to the Participant, or to his designated beneficiary in the event of his death, in one of the following methods effectively elected by the Participant in his Benefit Election Form as described in (c) below:

(a) A single lump sum; or

(b)	Annual installments payable over a period of anywhere from two (2) to ten (10) years, as selected by the Participant.

(c)	In order to be timely, a Participant’s election of the form in which his benefits hereunder shall be distributed must be made by delivering a Benefit Election Form, a sample of which is attached hereto as Exhibit Two, to the Committee not later than ten (10) days prior to the effective date of the Participant’s termination of employment for reasons other than Disability or death. In the case of the Participant’s Disability or death, his Benefit Election Form must be delivered to the Committee prior to the date on which the Committee determines that the Participant is Disabled or prior to the date of his death. If the Participant does not elect a form of distribution, or such election is not timely or properly made, the Participant’s entire benefit shall be paid in the form of single lump sum.

(d)	Except as otherwise provided in Section 5.5, a Benefit Election Form is irrevocable once Plan benefits are paid or commence to be paid. Prior thereto a Benefit Election Form is revocable by the Participant and may be superseded by timely delivering a new Benefit Election Form to the Committee not later than the date set forth in subsection (c) above.

(e)	A Benefit Election Form must be fully completed, dated, signed by the Participant and timely delivered to the Committee, or to any individual designated by the Committee to receive such forms on its behalf, in order to be of full force and effect. Any such form which is incomplete, undated, unsigned or untimely delivered shall be of no force or effect.

(f)	In the event a Participant elects an annual installment method, the initial annual installment amount will be the Individual Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of years, two (2) through ten (10), over which the installments shall be paid, as selected by the Participant. Subsequent annual installments will also be a fraction of the unpaid Individual Account balance, the numerator of which is always one (1) but the denominator of which is the denominator used in calculating the previous installment minus one (1). For example, if the Participant elects an installment payment of his account over a three (3) year period, the initial installment will be one-third (1/3) of the single sum account balance, the second installment will be one-half (1/2) of the remaining account balance and the third and final installment will be the entirety (1/1) of the remaining account balance.

5.3 Death of the Participant and Beneficiary Designation.

(a)	Form and Time of Payment. In the event of a Participant’s death, his entire Individual Account (or his entire remaining Individual Account if an annual installment distribution thereof had previously commenced) shall be paid to the Participant’s designated beneficiary in a single lump sum as soon as administratively feasible following the date of death.

(b)	Designation of Beneficiaries. A Participant may designate one or more primary or contingent beneficiaries for the receipt of any death benefit payable on his behalf from the Plan. Such designation must be in writing on a Beneficiary Designation Form prepared by the Committee for this purpose, a copy of which is attached hereto as Exhibit Three. To be effective a Beneficiary Designated Form must be fully completed, dated, signed by the Participant and delivered to the Committee prior to the date of the Participant’s death. Any such form which is incomplete, undated, unsigned by the Participant or untimely delivered to the Committee shall be of no force or effect. If the Participant fails to designate a beneficiary, or if such designation shall for any reason be illegal or ineffective, or if no designated beneficiary survives the Participant, his benefits under the Plan shall be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to his descendants (including legally adopted children or their descendants) per stirpes; (iii) if there is neither a surviving spouse nor surviving descendants, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iv) in the event that there shall be no such representative duly appointed and qualified within thirty (30) days after the date of death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute. The Committee may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.

5.4 Suspension of Distributions on Insolvency of Employer. The Employer shall cease the payments of benefits to Participants and their beneficiaries if the Employer is Insolvent. For purposes of the Plan, the Employer shall be considered “Insolvent” if:

(i) it is unable to pay its debts as they become due; or

(ii)	it is subject to a pending proceedings as a debtor under the United States Bankruptcy Code.

During such period, the Employer shall hold the assets of the Plan, if any, for the benefit of the Employer’s general creditors. Nothing in this Plan shall in any way diminish any rights of Participants and their designated beneficiaries as general creditors of the Employer with respect to benefits due under the Plan or otherwise. The Employer shall resume the payment of benefits to Participants or their beneficiaries in accordance with the preceding provisions of this Article V upon the termination of its Insolvency. Provided there are sufficient assets, if the Employer discontinues the payment of benefits pursuant to this Section 5.4 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance.

5.5 Suspension of Installment Distributions Upon Reinstatement. If a former salaried executive Employee of the Employer who is receiving annual installments pursuant to Section 5.2(b) is re-employed as a salaried executive Employee of the Employer and designated by the Committee as an eligible Participant in the Plan pursuant to Article II upon such re-employment, then the distribution of the remaining unpaid installments as of such reinstatement shall be suspended. Such unpaid installments shall not thereafter be distributed until such Participant incurs another distributable event, as described in Section 5.1, subsequent to such reinstatement. Upon the occurrence of such subsequent distributable event the unpaid installments shall be distributed in accordance with the provisions of this Article V in effect as of, and based on the Participant’s Benefit Election Form for, such subsequent distributable event.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Appointment of the Committee. The Compensation Committee of the Board, or a duly authorized officer of the Employer empowered by the Committee to act on its behalf, shall be responsible for administering the Plan, and the Committee shall be charged with the full power and the responsibility for administering the Plan in all its details. No member of the Committee shall be eligible at any time while he is a member to also be a Participant.

6.2 Powers and Responsibilities of the Committee.

(a)	The Committee shall have all powers necessary administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Section 6.4, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding. All actions by the Committee shall be taken pursuant to uniform standards applied to all persons similarly situated.

(b)	Records and Reports. The Committee shall be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and the Compensation of each Participant for purposes of determining the amount of contributions that may be made by or on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee shall be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or beneficiary, the Employer or the legal counsel of the Employer.

(d)	Application and Forms for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Delegation. The Committee may authorize one or more officers of the Employer to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer shall have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

6.3 Liabilities. The individual members of the Committee shall be indemnified and held harmless by the Employer with respect to any alleged breach of responsibilities performed or to be performed hereunder.

6.4 Claims and Review Procedure.

(a)	Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee or in accordance with the procedures established by the Committee for claim purposes. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit under the Plan.

(b)	Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with subsection (c) below, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Plan.

If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Total and Permanent Disability of a Plan Participant.

(c)	Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(i) The specific reasons for the adverse determination;

(ii) Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(iii) A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;

(iv) For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and

(v) A description of the Plan’s review procedures and the time limits applicable to such procedures.

(d)	Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days (180 days for a Disability Claim) after receiving the determination.

The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(i) The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(ii) The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

(e)	Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan. In the case of a Disability Claim, the named fiduciary will not be: (i) the party who made the Adverse Benefit Determination that is the subject of the appeal, nor (ii) the subordinate of that party. In performing this review for a Disability Claim, the named fiduciary will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the named fiduciary will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the named fiduciary believes that such a consultation is necessary to properly complete the review process.

(f)	Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with subsection (g) below, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 (or 45) day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review. Provided, however, in the case of a Plan with a Committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this subsection will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.

If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(g)	Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in subsection (c) above.

In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.

(h)	Court Action. No Participant or beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits and exhausting his rights to review under this Section 6.4.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1 Amendment of the Plan. The Employer shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part.

7.2 Termination of the Plan. The Employer reserves the right at any time by action of the Board to terminate the Plan by resolution of the Board or to reduce or cease contributions at any time.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, except in those areas preempted by the laws of the United States of America in which case such laws will control.

8.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

8.3 Participant’s Rights; Acquittance. No Participant shall acquire any right to be retained in the Employer’s employ by virtue of the Plan, or, upon his dismissal, or upon his voluntary termination of employment, shall he have any right or interest in or to the Employer’s assets other than as specifically provided herein.

8.4 Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary, either voluntarily or involuntarily.

8.5 Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

8.6 No Enlargement of Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any person, nor shall the Plan be deemed to give any person the rights to be retained in the employ of the Employer or limit the right of the Employer to employ or discharge any person with or without cause, or to discipline any Employee.

8.7 No Guarantee. Neither the Committee nor the Employer in any way guarantees the amounts credited under the Plan from loss or depreciation, nor the payment of any money or other assets which may be or become due to any person from the Plan. No Participant shall have any recourse against the Employer or the Committee if the Employer’s assets are insufficient to provide benefits under the Plan.

8.8 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Employer, the Committee and each individual acting as an employee or agent of any of them shall be liable to any Participant, Employee or beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same shall have been judicially determined to be due to the gross negligence or willful misconduct of such person.

8.9 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer and the Plan therefor.

8.10 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity (“Transaction”), but the Plan shall be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. The Employer shall not agree to a Transaction unless and until the transferee, purchaser or successor agrees to adopt this Plan and, in connection therewith, agrees to expressly assume all obligations and liabilities of the Employer hereunder. In the event that such transferee, purchaser or successor entity sponsors a non-qualified deferred compensation plan for its directors the Individual Account balances under this Plan may as part of the

Transaction be transferred to such other plan, and the payment of the benefit liabilities of this Plan may be transferred to such other plan and become liabilities of such transferee, purchaser or successor entity, as set forth in the definitive agreement entered into by the Employer in connection with the Transaction.

SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this second amended and restated Supplemental Deferred Compensation Plan for Select Executive Employees of Old National Bancorp and Subsidiaries to be executed by its officers thereunder duly authorized, this 25th day of January, 2003, but effective as of January 1, 2003.

OLD NATIONAL BANCORP

By: /s/ G. Michael Ledbetter

ATTEST:

By: /s/ Jane Elfreich